UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2016

PARATEK PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36066	33-0960223
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Park Plaza Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

(617) 807-6600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 12, 2016, Paratek Pharmaceuticals, Inc. (the “Company”) and Paratek Pharma, LLC entered into an amendment (the “Amendment”) to the Loan and Security Agreement dated September 30, 2015 (the “Loan Agreement”) with Hercules Technology II, L.P., Hercules Technology III, L.P., certain other lenders (together, the “Lenders”) and Hercules Capital, Inc. (as agent). The Amendment extended the date on which the Company must begin making amortization payments under the Loan Agreement from April 1, 2018 to January 1, 2019 (the “Amortization Date”). Upon commencement of the Amortization Date, the Company will make amortization payments based upon an amortization schedule equal to thirty consecutive months, with the balance of outstanding loans due on the original maturity date of the Loan Agreement.  The amendment also increased the amount that the Company may borrow by $10.0 million, from up to $40.0 million to up to $50.0 million in multiple tranches.  The additional $10.0 million tranche (the “Additional Tranche”) is available at the Company’s option through September 15, 2017 but conditioned upon the Company completing either a second Phase 3 clinical evaluation of omadacycline in patients with acute bacterial skin structure infections or in patients with community acquired bacterial pneumonia that is supportive of the Company making a new drug application filing with the Food and Drug Administration. If drawn, the Additional Tranche shall bear interest and have the same maturity as all other loans outstanding under the Loan Agreement.  The Company borrowed the first tranche of $20.0 million upon the closing of the Loan Agreement on September 30, 2015 and, concurrently with the Closing of the Amendment, the Company borrowed an additional $20.0 million under the Loan Agreement.

In connection with the Amendment, the Company issued a warrant to each of Hercules Technology II, L.P. and Hercules Technology III, L.P. which together are exercisable for an aggregate of 37,258 shares of the Company’s common stock and each carry an exercise price of $13.46 per share (the “Additional Warrants”). Additionally, upon the Additional Tranche funding date, the Company will issue an additional warrant to each of Hercules Technology II, L.P. and Hercules Technology III, L.P. which together will be exercisable for an aggregate number of shares equal to 125,000 divided by the arithmetic mean of the Company’s daily closing price per share for the ten trading days preceding the Additional Tranche funding date and each carry an exercise price equal to the arithmetic mean of the Company’s daily closing price per share for the ten trading days preceding the Additional Tranche funding date (the “Conditional Warrants” and together with the Additional Warrants, the “Warrants”). Each Warrant may be exercised on a cashless basis. The Warrants are exercisable for a term beginning on the date of issuance and ending on the earlier to occur of five years from the date of issuance or the consummation of certain acquisitions of the Company as set forth in the Warrants. The number of shares for which the Warrants are exercisable and the associated exercise price are subject to certain proportional adjustments as set forth in the Warrants.

The descriptions of the Amendment and the Warrants contained herein do not purport to be complete and are qualified in their entirety by reference to the complete text of the Amendment and the Form of Warrant filed hereto as Exhibits 10.1 and 4.1, respectively.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 above relating to the Amendment and the Notes is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities

The information in Item 1.01 above relating to the issuance of the Warrants is incorporated by reference into this Item 3.02.

Neither the Company nor the Lenders engaged any investment advisors with respect to the issuance of the Warrants and no finders’ fees were paid to any party in connection therewith. The issuance of the Warrants was made in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

Number	Description

4.1	Form of Warrant
10.1

Amendment No. 2 to Loan and Security Agreement dated December 12, 2016, by and between Paratek Pharmaceuticals, Inc., Paratek Pharma, LLC, Hercules Technology II, L.P., Hercules Technology III, L.P., certain other lenders and Hercules Technology Growth Capital, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARATEK PHARMACEUTICALS, INC.

Date: December 12, 2016	By:	/s/ Douglas W. Pagán
Douglas W. Pagán
Chief Financial Officer

EXHIBIT INDEX

Number	Description

4.1	Form of Warrant
10.1

Amendment No. 2 to Loan and Security Agreement dated December 12, 2016, by and between Paratek Pharmaceuticals, Inc., Paratek Pharma, LLC, Hercules Technology II, L.P., Hercules Technology III, L.P., certain other lenders and Hercules Technology Growth Capital, Inc.